Exhibit 99.1

INVESTOR CONTACT:

Pat LaVecchia

Vice Chairman

Info@InfuSystem.com

Tel: (800) 962-9656

MEDIA CONTACT:

Andrew Siegel / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

Tel: (212) 355-4449

FOR IMMEDIATE RELEASE

INFUSYSTEM APPOINTS JONATHAN FOSTER AS CHIEF FINANCIAL OFFICER

League City, TX, Mar. 16, 2012 — InfuSystem Holdings, Inc. (NYSE Amex: INFU) (“Company”), the leading national provider of infusion pumps and related services, today announced the appointment of Jonathan Foster to the position of Chief Financial Officer, effective immediately. Mr. Foster succeeds Jim Froisland, who has served as InfuSystem’s Chief Financial Officer on an interim basis since December 10, 2010. Mr. Froisland will stay with the Company for the next several months to ensure a smooth transition.

“Jon’s more than 20 years of senior financial leadership and his extensive knowledge of public company operations, financing, forecasting, and mergers and acquisitions will be valuable to InfuSystem and our stockholders,” said Sean McDevitt, Chairman and CEO. “Jon has a track record of improving performance at rapidly growing companies like InfuSystem, and we are confident that he will help advance our objective of becoming a significant leader in the infusion and pre-owned medical equipment markets.”

“On behalf of the Board and other senior members of management, I’d like to thank Jim for his many contributions to InfuSystem, including his efforts leading the systems integration of our acquisition of First Biomedical, Inc. Jim has been an asset to the Company and a strong interim manager of our financial functions. Today, InfuSystem is well-positioned for long-term success,” Mr. McDevitt concluded.

Mr. Foster most recently served as a consultant to the Chief Financial Officer of LSG Sky Chefs, USA, Inc., a subsidiary of Deutsche Lufthansa AG and the world’s largest provider of airline catering and in-flight services. Prior to that, from 2000-2011, he was majority owner and President of United Credit, Inc. & Advance Today, Inc., a privately owned consumer finance company with four locations. During his time there, Mr. Foster successfully doubled revenue, tripled the firm’s loan base and strengthened business operations and profitability. From 1996-2000, Mr. Foster served as Executive Vice President and Chief Financial Officer of Drypers Corporation, a publicly traded global consumer products company with more than 2,000 employees internationally and $460 million in revenue. He previously served as Chief Financial Officer of Dickson Weatherproof Nail Company, Controller & Treasurer of Schlumberger Industries, and as a Manager for Deloitte & Touche. Mr. Foster holds a B.S. in Accounting from Clemson University and is a Certified Public Accountant.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights,

Michigan, the company delivers local, field-based customer support, and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The company’s stock is traded on the NYSE Amex under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the company’s publicly filed documents.